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                                                                  EXHIBIT 10.17

                             BOX HILL SYSTEMS CORP.

August 2, 1999

161 Avenue of the Americas
New York, NY 10013

RE:      EMPLOYMENT TERMS

Dear Dr. Benjamin Monderer:

Box Hill Systems Corp., a New York corporation, (the "Company") is pleased to offer you employment on the following terms.

You will serve as Executive Vice President, Applications Engineering/Professional Services and a member of the Board of Directors of the Company, and will be responsible for such duties as are normally associated with such positions. You will not be paid any additional compensation for your services as a Director of the Company. During your service with the Company, you will devote substantially all of your business time to the Company. You will report to the Chief Executive Officer(s) and will be subject to the direction and policies from time to time reasonably established by the Chief Executive Officer(s).

You will work out of our principal offices located in New York. You will be expected to travel as reasonably required by your duties. The Company will reimburse you for your reasonable travel, entertainment, business and other expenses incurred in the course of your employment in accordance with Company policy.

You shall receive an initial base salary of $300,000 per year, payable in regular periodic payments in accordance with Company policy, less required payroll deductions and withholdings. The Compensation Committee of the Board ("Compensation Committee") shall determine any changes to your base salary. You will be entitled to not less than 4 weeks of paid vacation per year, in addition to all Company holidays.

Upon meeting all applicable eligibility requirements, the Company will provide you with a competitive comprehensive benefits package including health and dental insurance. The Company will also pay for health and dental insurance for your spouse and children under the age of 21. You will be eligible to participate in the Company's 401(k) plan and the Company's equity incentive plans. In addition to the foregoing, you will receive all benefits the Company may provide from time to time to other senior executive level employees.

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August 2, 1999
Page 2

You shall be eligible to receive a performance bonus. The award of any performance bonus shall be at the discretion of the Compensation Committee. Attached as Exhibit C are the bonus levels and criteria for the remainder of fiscal year 1999, and the year 2000.

After December 31, 2000, your base salary and annual bonus levels will be subject to changes as determined by the Committee.

Your employment with the Company will be at-will in that you may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company, by a written resolution duly adopted by a majority of the Board, may terminate your employment at any time and for any reason whatsoever. This at-will arrangement may not be changed except by a writing signed by you and a duly authorized officer of the Company.

Upon termination of your employment with the Company, you will be paid your then current accrued base salary to and including the date of termination, any accrued vacation pay and other benefits through the date of termination and all compensation previously deferred by you, if any (together with accrued interest and earnings thereon).

In addition, if the Company terminates your employment without Cause (defined below) or you resign for Good Reason (defined below), then so long as (i) you (or your representative) shall have furnished to the Company an executed release and waiver of claims in the form attached hereto as Exhibit A (the "Release") and (ii) the Effective Date provided for in the Release shall have occurred, the Company shall pay to you, in a single lump sum payment, an aggregate amount equal to one hundred percent (100%) of your then current annual base salary, with such payment to be made concurrently with the Effective Date provided for in such executed Release (subject to required payroll deductions and withholdings.

If your employment with the Company is terminated for Cause or you resign, other than for Good Reason, you shall not be entitled to receive any compensation following such termination other than salary and vacation accrued on or prior to the termination date and any reimbursement expenses due to you for which you shall not have been previously reimbursed.

For purposes of this letter agreement the following definitions shall apply:

         (1) "Cause" shall be limited to the occurrence of any of the following events, as set forth in a written resolution duly adopted by a majority of the Board: (i) your personally continuing to engage in conduct which causes material harm to the Company after having been given thirty (30) days written notice of such determination by the Board (ii) your

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August 2, 1999
Page 3


indictment for violation of any Law constituting a felony (including the Foreign Corrupt Practices Act of 1977) or the foreign equivalent thereof,
(iii) your continuing failure to perform the lawful directives of the Board (consistent with the terms of this letter) or your duties and responsibilities hereunder, in each case in all material respects and after having been given thirty (30) days written notice of such determination by the Board which written notice shall specifically identify the directive alleged not to have been followed or the provision of this letter which it is alleged you have continually failed to substantially perform, the bases for the Board's determination thereof and the specific corrective action that the Board proposes that you take; and (iv) your incurable breach of any material element of the Company's Confidential Information and Inventions Agreement. In no event shall your death or disability constitute Cause or the basis for any termination therefor;

         (2) "Good Reason" shall mean (i) a reduction in your base salary,
(ii) the relocation of your full-time office to a location other than sixty miles of New York City, (iii) a violation or breach by the Company, in any material respect, of any of its obligations under this letter so long as you have given the Company thirty (30) days notice of such breach, and the Company has not cured the breach during that thirty (30) day period,

         (3) "Disability" shall mean your failure or inability, for reasons of health, to perform your usual and customary duties on behalf of the Company in the usual and customary manner for a total of more than 90 consecutive business days (excluding Saturdays, Sundays and Holidays (days during which the Company is closed due to a recognized a holiday)).

In the event of any termination of your employment with the Company other than for death or Disability, the Company shall have the right to retain you as a consultant for a period of one (1) year from the date of such termination (the "Consulting Period"). During the Consulting Period, the Company shall be entitled to require you to be available to render consulting services for up to twelve (12) days of consulting during such one (1) year period, it being understood that the scheduling of such consulting services shall not interfere with your work schedule for your principal employer. The Company shall schedule such consulting for days, or portions thereof, and places reasonably satisfactory to you, and unless you otherwise agree, all consulting services shall be rendered in New York. In exchange for your availability during the Consulting Period (whether or not the Company actually schedules consulting activities), the Company shall pay you, in four
(4) equal payments (the "Consulting Payments"), an aggregate amount equal to twenty five percent (25%) of your annual base salary in effect as of the date of your termination, with the first such payment to be made within five (5) business days following commencement of the Consulting Period and the next three (3) payments to be made on the first day of each successive calendar quarter following the date of termination. The Company shall

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August 2, 1999
Page 4



also reimburse you for your reasonable expenses incurred in carrying out your consulting duties hereunder.

During the time that you are employed by the Company pursuant hereto, and during the Consulting Period, but (without limitation of your rights and remedies under this letter agreement) only for so long as the Company continues to employ you in accordance with the terms hereof or make Consulting Payments in accordance with the immediately preceding paragraph, as the case may be, you will not, without the Company's prior written consent, directly or indirectly, (i) own, manage, operate, control or participate in any material way in the ownership, management, operation or control of, whether as an officer, employee, partner or otherwise, any business which directly competes with the business of the Company or (ii) solicit or induce any employee of the Company to leave the employ of the Company (it being understood that placing "help-wanted" or similar ads in newspapers or other media of general circulation or distribution shall not constitute such a solicitation or inducement); provided that nothing in this letter agreement shall restrict you from at any time (A) engaging in any business where your primary focus is not computer storage, whether as an owner, manager, operator, officer, employee, partner, control person or otherwise or (B) beneficially owning less than two percent (2%) of the outstanding equity interests in any publicly traded company.

The Company will indemnify you for all damages and costs that may be incurred by you in connection with claims arising out of or relating to your acts or omissions within the authorized scope of your employment. The Company shall provide such indemnification, and shall advance your expenses incurred in connection with any such claims as reasonably requested by you and as duly approved by the Board from time to time, to the fullest extent permissible under applicable law.

As a Company employee, you will be expected to abide by Company rules and regulations. As a condition of employment, you will be required to sign and comply with a Confidential Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me as soon as possible if you wish to accept employment at the Company under the terms described above.

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August 2, 1999
Page 5


We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

BOX HILL SYSTEMS CORP.

By:   /s/ Philip Black
     ------------------------

Name: /s/ Philip Black
     ------------------------

Title:   CEO
     ------------------------



ACCEPTED BY:


/s/ Benjamin Monderer
------------------------
Dr. Benjamin Monderer



August 2, 1999
------------------------
         Date


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                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

         In consideration of the payments and other benefits set forth in my employment offer letter, to which this form is attached, I hereby furnish Box Hill Systems Corp., (the "Company") with the following release and waiver.

         I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Federal Americans with Disabilities Act ("AD") or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

         I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

         I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this release and waiver is executed; (b) I have the right to consult with an attorney prior to executing this release and waiver (although I may choose voluntarily not to do so); and
(c) if on the date of execution of this release and waiver I am age 40 or older, then (I) I have twenty-one (21) days from the date I receive this release and waiver, in which to consider this release and waiver (although I may choose voluntarily to execute this release and waiver earlier); and (II) I have seven
(7) days following the execution of this release and waiver to revoke my consent to this release and waiver. This release and waiver shall be effective as of the date of execution hereof; provided that if on the date of execution of this release and waiver I am age 40 or older, then this release and waiver shall not be effective until the foregoing seven (7) day revocation period has expired. The date as of which this release and waiver is effective as aforesaid shall be deemed the "Effective Date" hereof.

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Date: __________________                             By:______________________


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                                    EXHIBIT B

                CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT

For purposes of this Agreement, "Box Hill" shall include Box Hill Systems Corp., Artecon, Falcon, Storage Dimensions and any past, present or future subsidiaries of those companies.

In consideration for my employment by Box Hill:

1. I will not disclose to anyone outside of Box Hill, or use in other than Box Hill's business for the benefit of Box Hill any Box Hill Confidential Information or material relating to the business of Box Hill either during or after my employment at Box Hill, except with Box Hill's written permission. I also understand that information and materials received in confidence from third parties by Box Hill and its subsidiaries is included within the meaning of this paragraph.

2. I will not disclose to Box Hill, or induce Box Hill to use, any confidential information or material belonging to others.

3. I will comply, and do all things necessary for Box Hill to comply, with United States Government regulations and with provisions of contracts between the agencies of the United States Government of their contractors and Box Hill, which relate either to patent rights or to the safeguarding of information pertaining to the defense of the United States.

4. I hereby assign to Box Hill my entire right, title and interest in any invention or idea, patentable or not, hereafter made or conceived solely or jointly by me:

     a. while working at Box Hill in an executive, managerial, planning, technical, research or engineering capacity (including development, manufacturing, systems, applied science, sales or customer engineering); and

     b. that relates in any manner to the actual or anticipated business of Box Hill or to Box Hill's actual or anticipated research and development, or is suggested by or results from any task assigned to me or work performed by me or on behalf of Box Hill; except any invention or idea which I cannot assign to Box Hill because of prior invention agreement with ____________________________ which is effective until
         __________________________. (give name and date or write "none")

5.   I agree that in connection with any invention or idea covered by paragraph
     4:

     a.  I will disclose it promptly to the Box Hill Management; and

     b. I will, at Box Hill's request, promptly execute a specific assignment of title to Box Hill, and do anything else reasonably necessary to enable Box Hill to secure patent therefor in the United States and in foreign countries.

6. I represent that I have indicated on the back of this form any inventions or ideas, not covered in paragraph 4, in which I have any right, title or interest, and which were previously

                                      1.

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     conceived either wholly or in part by me, but neither published nor filed in the United States Patent Office, and identified all of these.

7. I agree to comply with Box Hill's Database Policy. The policy states that all information in databases, whether centrally located (e.g. Minx or Informix) or locally (e.g. Act!) are the property of Box Hill Systems and are considered confidential. This information includes but is not limited to customer contacts, customer lists, pricing, inventory, vendors, billing, shipping and customer service data. I will not transfer, reproduce or duplicate this confidential information outside of the Box Hill. This includes, but is not limited to, transmitting database information by email, transferring the information verbally or by hardcopy, or any other means. Additionally, I will not intentionally destroy any information in central or local databases.


8. I understand and acknowledge that any breach of my obligations under this agreement will result in irreparable harm to Box Hill and hereby consent to the entry of injunctive relief to prevent or restrain any further violation of or harm to Box Hill's rights.

9. I acknowledge receipt of a copy of this agreement, and agree that with respect to the subject matter hereof, it is my entire agreement with Box Hill, superceding any previous oral or written communications, representations, understanding or agreements with Box Hill or any official or representative thereof.

Signed:                    ____________________________________________________

Employee's Full Name:      ____________________________________________________

Witness:       ________________________________________________________________
              (Employee's Manager or other appropriate Box Hill representative)

Date:          ________________________________________________________________


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                                    EXHIBIT C

QUARTERLY PERFORMANCE BONUS

Each quarter, you shall be eligible for a performance bonus of up to 50% of your base salary for such quarter (Quarterly Bonus). The Quarterly Bonus shall be based on the following formula, and on the Company's Business Plan, as approved by the Board of Directors, for such quarter:

FORMULA

1. REVENUE-BASED BONUS: Half of the Quarterly Bonus shall be based on revenue. If the Company meets the Business Plan revenue goals for any given quarter, you shall be entitled to half of the Quarterly Bonus (25% of the your base salary for such quarter) for performance during that quarter. If the Company fails to meet the Business Plan revenue goals for a given quarter, then the revenue-based bonus shall be paid as follows:

         if the Company attains less than 75% of the Business Plan revenue goals, you shall not receive any revenue-based bonus for that quarter. For attaining levels of revenue between 75% and 100% of plan, you shall receive 2% of the total Quarterly Bonus for every 1% of revenue above 75%.

2. INCOME-BASED BONUS: Half of the Quarterly Bonus is to be based on net income. If the Company meets the Business Plan net income goals for any given quarter, then you shall be entitled to half of the Quarterly Bonus (25% of the your salary for such quarter) for performance during that quarter. If the Company fails to meet the Business Plan net income goals for a given quarter, then the net income-based bonus shall be paid as follows:

         0.5% of the Quarterly Bonus, payable for each 1% achieved of the net income line of the Business Plan, up to a maximum of 100%.

BUSINESS PLAN DETERMINATIONS

Third Quarter, 1999: You shall be granted full bonus (50% of base salary).

Fourth Quarter, 1999: You shall be granted a bonus pursuant to the formula set forth above, based on the Business Plan for the Fourth Quarter, to be approved by the Board during the Fourth Quarter.

Fiscal Year 2000: You shall be granted bonus pursuant to the formula set forth above, based on the Business Plan for the Year 2000, to be approved by Board during the First Quarter of 2000.